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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
HBC Acquisition Corp.

        We hereby consent to the use in this Registration Statement on Form S-1, Amendment No. 3, of our report dated February 28, 2012, relating to the balance sheet of HBC Acquisition Corp. (a development stage company) as of December 31, 2011, and the related statements of operations, changes in stockholder's equity and cash flows for the period from August 2, 2011 (date of inception) to December 31, 2011, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey
February 28, 2012

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM